Exhibit 99.2

Contacts:
For SurroMed	For PPD
Media:	Media:
August J. Moretti	Nancy Zeleniak
+650 230 1564	+919 462 4088
amoretti@surromed.com	nancy.zeleniak@rtp.ppdi.com

Analysts/Investors:	Analysts/Investors:
Ian McConnell, Ph.D.	Steve Smith
+415 677 4455	+910 772 7585
i.mcconnell@nrp-eurp.com	stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD to Acquire Biomarker Assets from SurroMed

WILMINGTON, N.C. (January 17, 2005) – PPD, Inc. (Nasdaq: PPDI) and SurroMed, Inc., a privately held biotechnology company based in Menlo Park, Calif., today announced they have entered into an agreement for PPD to acquire substantially all of SurroMed’s assets related to its biomarker business.

Under the terms of the agreement, in exchange for the assets of SurroMed’s biomarker business, PPD will surrender for cancellation its shares of SurroMed preferred stock, will assume $3.4 million of liabilities under capital leases and certain additional operating liabilities associated with SurroMed’s biomarker business, and will guarantee repayment of a portion of a SurroMed bank loan up to $1.5 million. PPD acquired its shares of SurroMed preferred stock in 2002 and 2003 in exchange for $29.0 million in consideration consisting of cash, tangible assets and intellectual property. Assuming the transaction closes under the terms of the agreement, PPD expects to recognize an after-tax gain in the range of $1.5 to $3.0 million on the disposition of its SurroMed preferred stock, which is not reflected in PPD’s previously issued 2005 earnings guidance.

The acquisition will expand PPD’s business by adding biomarker discovery and patient sample analysis capability to the collection of services offered by PPD. Biomarkers are particular components of bodily fluids that are indicative of the progression or presence of a disease. SurroMed’s technology allows clients to analyze patient samples for novel or known biomarkers, in the presence or absence of a drug. The changes in the biomarker profile of a patient can assist in the evaluation of the efficacy of a drug. The assets include proprietary technologies that improve the costs and efficiencies of biomarker services.

“We believe the FDA initiative targeting the discovery of biomarkers to improve drug efficacy and safety evaluations will result in accelerated client interest and demand,” said Fred Eshelman, chief executive officer of PPD. “This acquisition will provide PPD the opportunity to incorporate biomarker services at any point in the development cycle, especially during early patient evaluation in Phase II, and aligns well with our strategy of investing in proprietary technology that complements our existing business.”

PPD to acquire biomarker assets from SurroMed / Page 2

Gordon Ringold, Ph.D., SurroMed’s chairman and chief executive officer, said, “SurroMed has developed the premier biomarker discovery capability, and we believe that PPD will be able to leverage this business as part of its broader service offering for biotechnology and pharmaceutical companies. This transaction will allow SurroMed to concentrate our efforts on the continued development of our nanotechnology and protein therapeutic businesses.”

About PPD

As a leading global provider of discovery and development services and products for pharmaceutical and biotechnology companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 6,600 professionals in 27 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

About SurroMed

SurroMed is pioneering biomarker-enabled drug discovery and development. The company focuses on discovering and applying biomarkers to improve the drug discovery and development process and enable the precise diagnosis and personalized treatment of disease. SurroMed’s research process yields biological markers and information that enable accelerated, cost-efficient discovery and development of new therapeutic products, as well as development of diagnostic tests for early disease detection, disease staging, patient stratification, and guiding and monitoring therapy.

Except for historical information, all of the statements, expectations and assumptions, including expectations and assumptions about the value of SurroMed’s biomarker assets and the potential gain if this transaction closes, contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making those forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: competition with the biomarker industry; economic conditions and outsourcing trends in the pharmaceutical and biotechnology industries; rapid technological advances that make our products and services less competitive; risks associated with acquisitions; loss of large contracts; success in marketing and selling biomarker services; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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